Exhibit 99.1

FOR IMMEDIATE RELEASE                                            August 3, 2005

                    Almost Family Signs Definitive Agreement
                         to Sell Adult Day Care Segment

                       Will Be Pure Play Home Care Company
                         Approaching $80 Million Revenue

Louisville, Ky. Almost Family, Inc. (NASDAQ SC:AFAM) announced that it has entered into a definitive agreement for the sale of its Adult Day Care Segment operations to Active Services, Inc. (Active Services) in an asset sale.

The purchase price consists of $13.6 million cash plus assumption of approximately $1.4 million of debt. In return, Active Services will acquire substantially all the assets and assume certain working capital liabilities related to Almost Family's 19 medical adult day care centers which generate approximately $21 million in annual revenues. The transaction, which is subject to certain conditions including regulatory approvals and third-party consents, is expected to close by October 1, 2005.

Pure Play Home Health Company Approaching $80 Million Revenue
Following the transaction, Almost Family will be a pure play home health care company with two operating segments: Caretenders Visiting Nurse (VN) Medicare-certified operations with a current annual revenue run rate of approximately $43 million and its Personal Care (PC) home health operations with a current annual revenue run rate of approximately $35 million. Almost Family has home health operations in Florida, Kentucky, Ohio, Connecticut, Massachusetts and Alabama.

$20 Million Capital Available for Home Health Acquisitions
Proceeds of the transaction are expected to be used to repay substantially all outstanding debt (excluding certain seller financing) and leave approximately $4 million in cash available. Cash on hand, combined with borrowing capacity on its senior credit facility, will make over $20 million of capital immediately available to fund the Company's acquisition and development activities. The Company expects that amount of capital, plus internally generated growth and free cash flow, to be sufficient to take it to over $100 million in revenues.

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Disposition Accretive to EPS
The disposition is expected to be immediately accretive to earnings per share.

Transaction Gain Expected
Subject to final purchase price adjustments, the Company expects to report an after-tax gain of $5-$6 million ($2.20-$2.60 per basic share) on closing of the transaction.

Company Commentary
William B. Yarmuth, Almost Family's Chairman and CEO commented on this latest development: "As stated in our business plan, Almost Family is continuing to shift its focus to the accelerated development of our home health operations. This transaction frees all our remaining management time and capital to pursue a more aggressive, single-minded pursuit of home health development while also placing our adult day care operations in the hands of a well-capitalized experienced company with a singular focus on adult day care."

"While we are pleased with the transaction, we have somewhat mixed emotions. We want to express our sincere gratitude to our ADC segment managers and employees for their tremendous commitment to quality, their many years of service dedicated to the care of their members, and for helping us make our ADC segment what it is today," continued Yarmuth.

Yarmuth concluded: "Our next milestone is to take the Company past the $100 million mark in home health care revenues. This management team will continue to build momentum in its acquisition and start-up activities fueled by the availability of some $20 million of available investment capital."

The Company has noted in its previous announcements that it is actively pursuing a number of potential acquisitions in Florida and other states and expects that it will be able to complete additional transactions over the course of the next year. The Company's 2004 Form 10-K includes a description of its business plan which calls for an increase in emphasis on the Visiting Nurse segment.

Additional Information Next Week
The Company's next Form 10Q, to be filed within the next two weeks, will provide a more detailed disclosure and discussion of the financial implications of this transaction.

Almost Family, Inc. TM and subsidiaries (collectively "Almost Family") is a leading regional provider of home health nursing services and adult day health services. The Company has service locations in Florida, Kentucky, Ohio, Maryland, Connecticut, Massachusetts, Alabama and Indiana (in order of revenue significance).

Contact: William Yarmuth or Steve Guenthner (502) 891-1000.

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All statements, other than statements of historical facts, included in this news release, including the objectives and expectations of management for the Company's ability to complete the contemplated divestiture of its adult day care segment, the expectation that the divesture will be accretive to earnings per share, future operating results of its home health agencies, the Company's ability to acquire visiting nurse agencies at prices it is willing to pay, the Company's ability to attract investment of additional capital, the Company's ability to generate positive cash flows, and the Company's expectations with regard to market conditions, are forward-looking statements. These forward-looking statements are based on the Company's current expectations. Although the Company believes that the expectations expressed or implied in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct.

Because forward-looking statements involve risks and uncertainties, the Company's actual results could differ materially. The potential risks and uncertainties which could cause actual results to differ materially could include: regulatory approvals or third party consents may not be obtained, the impact of further changes in healthcare reimbursement systems, including the ultimate outcome of potential changes to Medicaid reimbursement due to state budget shortfalls; the ability of the acquired agency to maintain its level of admissions and operating performance, our ability to integrate acquired agencies into our operations; government regulation; health care reform; pricing pressures from Medicare, Medicaid and other third-party payers; changes in laws and interpretations of laws relating to the healthcare industry, and the potential effect of changes in competition for home health agency admissions. For a more complete discussion regarding these and other factors which could affect the Company's financial performance, refer to the Company's Securities and Exchange Commission filing on Form 10-K for the year ended December 31, 2004, in particular information under the headings "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company disclaims any intent or obligation to update its forward-looking statements.